EXHIBIT 11


                      TEXACO INC. AND SUBSIDIARY COMPANIES
               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997
               --------------------------------------------------
                     (Millions of dollars, except as noted)

                                                                                                     (Unaudited)
                                                                                                --------------------
                                                                                                For the three months
                                                                                                   ended March 31,
                                                                                                --------------------
                                                                                             1998               1997(a)
                                                                                             ----               -------

Basic Net Income Per Common Share:
----------------------------------

   Net income less preferred stock dividend requirements                                    $   245            $   966
                                                                                            =======            =======
   Average shares outstanding (thousands)                                                   531,914            519,282
                                                                                            =======            =======
   Basic net income per common share (dollars)                                              $  0.46            $  1.86
                                                                                            =======            =======

Diluted Net Income Per Common Share:
------------------------------------

   Net income less preferred stock dividend requirements                                    $   245            $   966

   Adjustments, mainly ESOP preferred stock dividends                                             9                  9
                                                                                            -------            -------
   Net income for diluted net income per share                                              $   254            $   975
                                                                                            =======            =======
   Average shares outstanding (thousands)                                                   531,914            519,282

   Adjustments, mainly ESOP preferred stock                                                  19,507             20,781
                                                                                            -------            -------
   Shares outstanding for diluted computation (thousands)                                   551,421            540,063
                                                                                            =======            =======
   Diluted net income per common share (dollars)                                            $  0.46            $  1.80
                                                                                            =======            =======

(a) Reflects two-for-one stock split, effective September 29, 1997.
